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                                  [LETTERHEAD]


September 24, 1997

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549




We have read the information included in Item 4 in the attached Form 8-K dated September 18, 1997 of Labor Ready, Inc., filed with the United States Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ Arthur Andersen LLP


Copies to:
Glenn A. Welstad, Labor Ready, Inc.
Joseph P. Sambatero, Jr., Labor Ready, Inc.
Mark R. Beatty, Preston Gates & Ellis LLP
Mark Britton, Preston Gates & Ellis LLP